EXHIBIT 10.26

BOARD SERVICE, AMENDMENT AND RELEASE AGREEMENT

This Board Service, Amendment and Release Agreement (this “Agreement”), dated as of                         , 2004, is by and among Prime Medical Services, Inc., a Delaware corporation (“Prime”), HealthTronics Surgical Services, Inc., a Georgia corporation (the “Company”), and Kenneth S. Shifrin (“Director”).

RECITALS

WHEREAS, Prime and Director are parties to (1) that certain Board Service Agreement, effective as of December 31, 2001 (the “Board Service Agreement”), and (2) that certain Release and Severance Agreement, effective as of December 31, 2001 (the “Release and Severance Agreement”);

WHEREAS, Prime and the Company have entered into that certain Agreement and Plan of Merger, dated as of June 11, 2004 (the “Merger Agreement”), pursuant to which (1) Prime will merge (the “Merger”) with and into the Company, with the Company as the surviving corporation and (2) the Company shall assume all of Prime’s obligations under employment agreements Prime has entered into with its employees; and

WHEREAS, Prime, the Company and Director agree that, effective as of the date of consummation of the Merger (the “Effective Date”), it is in their mutual interests that the Board Service Agreement be terminated and the Release and Severance Agreement be amended, upon the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained and for other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Termination of Board Service Agreement. Effective as of the Effective Date, Prime, the Company and Director terminate the Board Service Agreement and agree that the parties shall no longer be bound by, and are released from, any and all of the terms, obligations and conditions contained in the Board Service Agreement. Effective as of the Effective Date, Director resigns, and the Company accepts such resignation, from his position as Non-executive Chairman of the Board of Prime.

Section 2. Payment. On the Effective Date, the Company shall pay to Director $180,000 (the “Payment”). The Payment shall be tendered by the Company in a lump sum, in immediately available funds or other payment form acceptable to Director, on the Effective Date. Director and the Company agree that the Company shall not withhold any amounts from the Payment. Director agrees to pay, and hold the Company harmless from, any tax obligations of Director related to the Payment.

Section 3. Board Service.

        (a) Non-executive Vice Chairman of the Board. Effective as of the Effective Date, Director agrees to serve as a director and as Non-executive Vice Chairman of the Board on the Company’s Board of Directors until the earlier of Director’s resignation, removal or replacement.

        (b) Survival. Any expiration or termination of this Agreement shall not release either the Company or Director from their respective obligations to the date of such expiration or termination, nor from the provisions of this Agreement which, by necessary or reasonable implication, are intended to apply after termination of this Agreement. Furthermore, the expiration or termination of this Agreement shall not affect, limit, or modify in any manner the existence or enforceability of any other written agreement between the Company and Director.

        (c) Duties. Director during the term hereof shall serve as a director of the Company and shall fulfill in good faith the duties required of such position. Director shall use Director’s good faith efforts to promote the interests of the Company and the Company’s Affiliates, and to preserve their goodwill with respect to their employees, customers, suppliers and other persons having business relations with the Company. Director agrees to accept and hold all such non-employee positions and/or directorships with the Company and the Company’s Affiliates as to which Director may, from time to time, be elected. For purposes of this Agreement, the Company’s subsidiaries, parent companies and other affiliates are collectively referred to as “Affiliates.” The Company and Director each acknowledge that Director is not an employee, agent, joint venturer, or partner of the Company.

        (d) Compensation. From and after the Effective Date, as compensation for Director’s services during Director’s tenure as a director of the Company, the Company shall pay Director such fees and other consideration as determined from time to time by the Company’s Board of Directors. In addition, from and after the Effective Date, the Company shall, at no cost to Director and to the extent legally permitted, (i) maintain at all times following the Effective Date, including, without limitation, periods following the resignation, removal or replacement of Director as a director of the Company, all life insurance policies for Director existing on the date hereof in full force and effect and (ii) provide to Director insurance and indemnification (in each case consistent with levels afforded to Director prior to the date hereof, whether contractual, statutory or otherwise) for acts or omissions of Director prior to the Effective Date and during the term of this Agreement, including, without limitation, indemnification for any claims asserted relating to, or based in whole or in part upon, Director, Prime and the Company entering into this Agreement, any other agreement between Director and Prime or Director and the Company, and Prime and the Company entering into the Merger Agreement and consummating the Merger.

        (e) Expenses. The Company shall reimburse all reasonable out-of-pocket travel and business expenses incurred by Director in connection with the performance of Director’s duties pursuant to this Agreement. Director shall provide the Company with documentation of Director’s expenses, in a form acceptable to the Company and which satisfies applicable federal income tax reporting and record keeping requirements.

Section 4. Amendments to the Release and Severance Agreement. Effective as of the Effective Date:

        (a) Section 3(b) of the Release and Severance Agreement shall be amended by deleting the term “five years” and replacing it with the term “six years”;

        (b) Section 3(c) of the Release and Severance Agreement shall be amended by deleting the term “five years” and replacing it with the term “six years”; and

        (c) Except as provided in Sections 4(a) and (b) hereof, all terms of the Release and Severance Agreement shall continue in full force and effect.

Section 5. Surviving Agreements. Notwithstanding any contrary provision of this Agreement or any other agreement between the Company and Director or Prime and Director, effective as of the Effective Date, the parties agree that the following obligations of Prime to Director, or agreements between Prime and Director or the Company and Director, shall be assumed by, and remain binding and enforceable against, the Company according to their terms (the “Remaining Agreements”): (a) the Release and Severance Agreement, as amended as provided herein; (b) the deferred compensation arrangement between Prime and Director, and all obligations of Prime thereunder; (c) all stock option agreements and other equity incentive compensation arrangements between Prime and Director, and all obligations of Prime thereunder; and (d) any and all obligations of Prime or the Company, whether contractual (either written or oral), statutory or otherwise, to provide Director indemnification.

Section 6. Release. Effective as of the Effective Date, Director releases and discharges Prime, the Company and their respective directors, officers, agents and employees, individually and collectively (the “Release”), of and from any and all claims, causes of action, suits, debts, contracts, agreements, promises, liability, demands, damages, and other expenses of any nature whatsoever, at law or in equity, known or unknown, fixed or contingent, contemplated or uncontemplated, whether asserted or assertable, arising out of any matter whatsoever which has occurred from the beginning of time up through and including the Effective Date. Without limiting the generality of the foregoing, Director hereby acknowledges and agrees that the Release is intended to waive and discharge any and all actions, claims, demands and causes of action arising out of or in any way related to Director’s service for any Affiliated Entity. But the foregoing provisions do not, and should not be construed so as to, alter, amend or negate the enforceability of this Agreement or any Remaining Agreement. The Release is intended to be and should be construed as a general, complete and final waiver and release of all claims. The Release is being made and executed by Director individually and on behalf of Director’s heirs, successors, assigns, agents, and all persons subrogated to Director’s rights or to whom Director’s rights are secondary or derivative.

Section 7. Miscellaneous.

        (a) Acknowledgments and Integration. Director hereby warrants, represents, acknowledges and agrees that Director has fully and completely read this Agreement and has had adequate opportunity to consider and seek counsel regarding its terms and effect, that this Agreement, including the Release contained herein, is being executed voluntarily, with full knowledge and understanding of its terms and effects, and that there are no agreements, statements or representations except those expressly set forth herein which constitute a part hereof. This Agreement, including the Release contained herein, shall not be subject to attack on the grounds that any factual or legal assumptions leading to its execution were wrong or invalid in any respect.

        (b) No Admissions. It is expressly understood and agreed that neither this Agreement, the Release contained herein, nor the furnishing of consideration for this Agreement or such Release, shall be deemed or construed at any time for any purpose as an admission by anyone of wrongdoing or liability of any kind, all such wrongdoing and liability being expressly denied.

        (c) Knowledge of Claims. Director expressly warrants and stipulates that it intends for the Release contained herein to release any and all claims that Director may have as of the Effective Date against the released parties, regardless of whether such claims have been asserted and regardless of whether such claims arise out of or are related in any way to any facts in existence on or before the date of this Agreement.

        (d) Governing Law and Construction. This Agreement is performable in Travis County, Texas, and is governed by the laws of the State of Texas. The parties agree that Travis County, Texas, is proper venue for all actions related to this Agreement, including, without limitation, actions related to construction, validity, enforcement and performance. This Agreement may not be modified, altered or amended except in writing duly signed by each of the parties hereto. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted statute, rule or regulation, or by order of or judgment of a court, any and all other terms and provisions hereof shall remain in full force and effect as stated and set forth herein.

        (e) Binding Nature. All of the covenants and agreements contained herein shall extend to and be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

[Signature page follows]

SIGNATURE PAGE

TO

BOARD SERVICE, AMENDMENT AND RELEASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.

PRIME:	PRIME MEDICAL SERVICES, INC.

By:
Brad A. Hummel, President and Chief Executive Officer

COMPANY:	HEALTHTRONICS SURGICAL SERVICES, INC.

By:
Argil J. Wheelock, Chairman and Chief Executive Officer

DIRECTOR:

Kenneth S. Shifrin, individually

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